Exhibit 99.14(c)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Protective Life Insurance Company:

We consent to the use of our report dated March 25, 2020, with respect to the consolidated financial statements of Protective Life Insurance Company and subsidiaries as of December 31, 2019 and for the year then ended included in the Statement of Additional Information which is part of this registration statement on Form N-6 and to the reference to our firm under the heading “Experts” in the Statement of Additional Information.

/s/ KPMG LLP

Birmingham, Alabama
December 16, 2020